Exhibit 99.1
TO: Directors and Executive Officers of Thermo Fisher Scientific Inc.
DATE: November 7, 2023
RE: Important Notice of Blackout Period and Regulation BTR Trading Restrictions
Federal securities laws require Thermo Fisher Scientific Inc. (“we”, “us”, “our” or the “Company”) to send you a notice whenever restrictions are imposed on your trading in the shares of our common stock, $1.00 par value per share (the “Common Stock”), (including derivatives thereof) due to a suspension of transactions in the Thermo Fisher Scientific Inc. 401(k) Plan (the “401(k) plan”) that applies to 50% or more of the participants in the 401(k) plan for a period of more than three consecutive business days.
Although the 401(k) Blackout Period (as defined below) falls during a period in which your trading is already restricted under our Insider Trading Policy, we are required to provide you with this notice in order to comply with federal securities laws.
Reason for 401(k) Blackout Period. A temporary suspension of transactions in the 401(k) plan is necessary to facilitate the transition of the 401(k) plan to a new administrator. During the 401(k) Blackout Period, 401(k) plan participants will be unable to make changes to their contribution rates and investment allocations, make loan repayments or request new loans, or request withdrawals or distributions under the 401(k) plan, including with respect to the Thermo Fisher Scientific Inc. Stock Fund.
Length of 401(k) Blackout Period. The transition to a new administrator is expected to begin at 4:00pm Eastern Time on December 21, 2023, and end during the week of January 14, 2024 (the “401(k) Blackout Period”). If the date of the transition changes and we are required to adjust the beginning date or the length of the 401(k) Blackout Period, we will provide you with notice of such adjustment as soon as reasonably practicable.
Restrictions on Executive Officers and Directors During the 401(k) Blackout Period. Federal securities laws provide that, during the 401(k) Blackout Period, you - as a director or executive officer of the Company - are prohibited during the 401(k) Blackout Period from directly or indirectly purchasing, selling or otherwise acquiring or transferring any Common Stock (including derivatives thereof) acquired in connection with your service as a director or employment as an executive officer - even if you are not a participant in the 401(k) plan. These prohibitions also apply to any transaction in which you may have a pecuniary interest (e.g., transactions by members of your immediate family who share your household, as well as to trusts, corporations, and other entities whose ownership of Common Stock may be attributed to you).
Certain transactions are exempt from these trading prohibitions (such as qualified Rule 10b5-1 plan transactions). However, while several narrow exceptions to this prohibition exist, you should not engage in any transaction without first confirming with the Company’s legal department whether an exception is available. If you engage in a transaction that violates these rules, you may be required to disgorge your profits from the transaction, and you may be subject to civil and criminal penalties.
If you have questions regarding the 401(k) Blackout Period, including when it has started or ended, you may contact our Corporate Secretary, Julia Chen, by telephone at (781) 622-1000 or by mail at Corporate Secretary, Thermo Fisher Scientific Inc., 168 Third Avenue, Waltham, Massachusetts 02451.